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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197311

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee Previously Paid(1)(2)	Amount of Registration Fee(1)(3)

5 1/2% Senior Notes due 2022	$300,000,000	$38,640	$38,640

Guarantees of 5 1/2% Senior Notes due 2022	N/A	N/A(4)	N/A(4)

(1)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

(2)
The registration fee for the securities to which this prospectus supplement relates was previously paid on July 8, 2014.

(3)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Company's Registration Statement on Form S-3 (File No. 333-197311) in accordance with Rules 456(b) and 457(r) under the Securities Act.

(4)
No additional consideration is being received for the guarantees and, therefore, no additional fee is required pursuant to Rule 457(n) of the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 8, 2014)

$300,000,000

Summit Midstream Holdings, LLC
Summit Midstream Finance Corp.

5 1/2% Senior Notes due 2022

         Summit Midstream Holdings, LLC, or Summit Holdings, a wholly-owned subsidiary of Summit Midstream Partners, LP, and Summit Midstream Finance Corp., a wholly-owned subsidiary of Summit Holdings, are offering $300,000,000 aggregate principal amount of 5 1/2% senior notes due 2022, or the notes. Interest on the notes is payable on February 15 and August 15 of each year, beginning on February 15, 2015. The notes will mature on August 15, 2022.

         We may redeem some or all of the notes at any time on or after August 15, 2017 at the redemption prices set forth and as described under the caption "Description of Notes—Optional Redemption," and we may redeem some or all of the notes at any time prior to August 15, 2017, at a price equal to 100% of the aggregate principal amount of the notes redeemed, plus a "make-whole" premium and accrued and unpaid interest to, but not including, the redemption date as described herein. In addition, before August 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes at the redemption price equal to 105.500% of the aggregate principal amount of the notes redeemed with an amount equal to the net cash proceeds from certain equity offerings. If we sell certain of our assets or experience specific kinds of changes of control, we may be required to repurchase all or a portion of the notes.

         The notes will be the senior unsecured obligations of Summit Holdings and Summit Midstream Finance Corp., which has no material assets and was formed for the sole purpose of being a co-issuer of some of our indebtedness, including the notes. The notes will be guaranteed on a senior unsecured basis by Summit Midstream Partners, LP, all of its existing subsidiaries (other than Summit Holdings and Summit Midstream Finance Corp.) and certain of its future subsidiaries. The notes and the guarantees will rank equally in right of payment with all of our and the guarantors' existing and future senior indebtedness, but will be effectively subordinated to any of our or their existing or future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

         Investing in the notes described herein involves risks. See "Risk Factors" beginning on page S-18 of this prospectus supplement and page 2 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	Per Note	Total

Price to the public(1)	100.000%	$300,000,000

Underwriting discounts and commissions(2)	1.440%	$4,320,000

Proceeds to Summit Holdings (before expenses)(1)	98.560%	$295,680,000

(1)
Plus accrued interest from July 15, 2014, if settlement occurs after such date.

(2)
Please read "Underwriting" for a description of all underwriting compensation payable in connection with this offering.

         None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities described herein or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

         We expect that the delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about July 15, 2014.

Joint Book-Running Managers

Deutsche Bank Securities	RBC Capital Markets
RBS	Wells Fargo Securities

Senior Co-Managers

BBVA	BMO Capital Markets	BofA Merrill Lynch
ING	Regions Securities LLC	SunTrust Robinson Humphrey

Co-Managers

Capital One Securities	Credit Agricole CIB
PNC Capital Markets LLC	SMBC Nikko

Prospectus Supplement dated July 9, 2014.

Bison Midstream System
Burke County
Ward County
Mountrail County
Mountaineer Midstream System
Tyler County
Doddridge County
Harrison County
Bakken Shale
Marcellus Shale
Piceance/Mancos Shale
Grand River Gathering System
Moffat County
Uintah County
Rio Blanco County
Garfield County
Grand County
Mesa County
Barnett Shale
DFW Midstream System
Tarrant County
Dallas County
Johnson County
Ellis County

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying base prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, making an offer to sell the securities described herein in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Base Prospectus

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes. The second part is the accompanying base prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of notes. Generally, when we use the term "prospectus," we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        In making an investment decision, prospective investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved. None of Summit Midstream Partners, LP, Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes described herein by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the notes.

        Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" in this prospectus supplement.

        The information in this prospectus supplement is not complete. You should review carefully all of the detailed information appearing in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference before making any investment decision.

S-ii

SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes described herein. For a more complete understanding of this offering and the notes, you should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including our historical financial statements and the notes to those financial statements. Please read "Where You Can Find More Information" on page S-86 of this prospectus supplement. Please read "Risk Factors" beginning on page S-18 of this prospectus supplement and the other documents incorporated by reference in that section for more information about important risks that you should consider carefully before purchasing notes in this offering.

        Summit Midstream Holdings, LLC, or Summit Holdings, is a Delaware limited liability company and Summit Midstream Finance Corp., or Finance Corp. and together with Summit Holdings, the Issuers, is a Delaware corporation; each is a direct or indirect wholly owned subsidiary of Summit Midstream Partners, LP, or SMLP, a publicly traded Delaware limited partnership. Summit Midstream Partners, LLC, or Summit Investments, is a Delaware limited liability company, the ultimate owner of SMLP's general partner and SMLP's predecessor for accounting purposes, or the Predecessor. Summit Holdings indirectly owns all of SMLP's operating assets. Accordingly, unless the context otherwise indicates, references to "we," "us," and "our" and like terms refer to SMLP together with its subsidiaries, including Summit Holdings. References in this prospectus to "Energy Capital Partners" refer collectively to Energy Capital Partners II, LLC and its parallel and co-investment funds. References in this prospectus to our "Sponsor" refer to Energy Capital Partners.

 Overview

        SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. We gather, treat and process natural gas from both dry gas and liquids-rich regions. Dry gas regions contain natural gas reserves that are primarily composed of methane. Liquids-rich regions include natural gas reserves that contain natural gas liquids, or NGLs, in addition to methane. We operate natural gas gathering systems in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado and eastern Utah.

        We generate a substantial majority of our revenue under long-term, primarily fee-based natural gas gathering agreements. Substantially all of our gas gathering agreements include areas of mutual interest, or AMIs. Our AMIs cover over 1.4 million acres in the aggregate and have remaining terms up to 23 years, and provide that any natural gas producing wells drilled by our customers within such AMIs will be shipped on our gathering systems. Certain of our gas gathering and processing agreements include minimum volume commitments, or MVCs. Our MVCs, which totaled 4.0 Tcf at March 31, 2014 and average approximately 1,220 MMcf/d through 2018, are designed to ensure that we will generate a certain amount of revenue from each customer over the life of the respective gas gathering agreement, whether by collecting gathering fees on actual throughput or from cash payments to cover any MVC shortfall. Our MVCs have remaining terms that range from two to 13 years and, as of March 31, 2014, had a weighted-average remaining life of 10.3 years, assuming minimum throughput volumes for the remainder of their respective terms. We believe that the fee-based nature of these agreements enhances the stability of our cash flows by limiting our direct commodity price exposure.

        We believe we are positioned for growth through the increased utilization and further development of our existing midstream assets. In addition, we seek to grow our business through the execution of new, and the expansion of existing, strategic partnerships with large producers to provide midstream services for their upstream projects. We also intend to continue expanding our operations and diversifying our geographic footprint through asset acquisitions from Summit Investments and third parties, although Summit Investments has no obligation to offer any assets to us in the future and we have no obligation to acquire any assets that are offered to us.

Our Midstream Assets

        Mountaineer Midstream system.    The Mountaineer Midstream system is located in the Appalachian Basin and currently serves Antero Resources Corporation, or Antero, which is targeting liquids-rich natural gas production from the Marcellus Shale formation in Harrison and Doddridge counties in West Virginia. The Mountaineer Midstream system serves as a critical inlet to MarkWest Energy Partners, L.P.'s, or MarkWest, Sherwood Processing Complex, a primary destination for liquids-rich natural gas in northern West Virginia. We are currently expanding throughput capacity on the Mountaineer Midstream system from 550 MMcf/d to 1,050 MMcf/d to support Antero's current and future anticipated drilling activities in this prolific region of the Marcellus Shale Play.

        Bison Midstream system.    The Bison Midstream system is located in the Williston Basin and currently serves producers that are targeting the Bakken and Three Forks shale formations in Mountrail and Burke counties in northwestern North Dakota. These formations are primarily targeted for crude oil production, and producer drilling decisions are based largely on the prevailing price of crude oil. The Bison Midstream system gathers and compresses associated natural gas that exists in the crude oil production stream. Natural gas gathered on the Bison Midstream system is delivered to Aux Sable Midstream LLC's, or Aux Sable, Palermo Conditioning Plant in Palermo, North Dakota. Once conditioned, the natural gas is delivered to Aux Sable pipelines serving its 2.1 Bcf/d natural gas processing plant in Channahon, Illinois. We believe that the pace of drilling activity, and thus natural gas volume throughput on the Bison Midstream system, will primarily depend on the price of crude oil, which provides diversity of commodity price exposure for us relative to our other natural gas midstream operations.

        DFW Midstream system.    The DFW Midstream system is primarily located in southeastern Tarrant County, the largest natural gas producing county in Texas by annual production volume. We consider this area to be the core of the core of the Barnett Shale because of the quality of the geology and the high production profile of the wells drilled to date. The DFW Midstream system currently has five primary interconnections with third-party, intrastate pipelines. These interconnections enable us to connect our customers, directly or indirectly, with the major natural gas market hubs of Waha, Carthage, and Katy in Texas, and Perryville and Henry Hub in Louisiana. We believe that the AMIs underpinning our system are substantially undeveloped compared with other areas in the Barnett Shale due to the historical lack of gathering infrastructure. Our AMIs and our system footprint provide us with a competitive advantage to add additional producers and incremental volumes in this core area of the Barnett Shale at a competitive capital cost.

        Grand River system.    The Grand River system is located in the Piceance Basin in western Colorado and eastern Utah and currently serves producers targeting the liquids-rich Mesaverde formation as well as the emerging Mancos and Niobrara shale formations. Natural gas gathered and/or processed on the Grand River system is compressed, dehydrated, processed and/or discharged to downstream pipelines serving (i) Enterprise Products Partners L.P.'s, or Enterprise, Meeker Natural Gas Processing Plant, a 1.7 Bcf/d processing facility located in Meeker, Colorado, (ii) Williams Partners L.P.'s Northwest Pipeline system, and (iii) Kinder Morgan Energy Partners L.P.'s TransColorado Pipeline system. Processed NGLs from the Grand River system are injected into

Enterprise's Mid-America Pipeline system. The Grand River system also includes a new medium-pressure gathering system to handle natural gas production from the emerging Mancos and Niobrara shale formations. We believe that the Grand River system is optimally located for expansion to gather production from these shale formations underlying the Mesaverde formation. Additionally, the Grand River system also includes the natural gas gathering and processing system acquired in the Red Rock Acquisition described below under "—Recent Developments—Red Rock Acquisition."

        The following table provides information regarding our gathering systems as of, or for the three months ended, March 31 for the periods indicated:

	Mountaineer Midstream(1)		Bison Midstream(2)		DFW Midstream		Grand River(3)
	2014	2013	2014	2013	2014	2013	2014	2013
Miles of pipeline (as of March 31)	40	*	352	294	122	117	1,780	1,761
Aggregate average throughput (for the three months ended March 31) (MMcf/d)	285	*	12	8	348	419	665	662

(1)
Gathering system was not an asset of SMLP during the three months ended March 31, 2013.

(2)
For the period of SMLP's ownership during the three months ended March 31, 2013, average throughput was 16 MMcf/d.

(3)
Includes contribution from Red Rock Gathering Company, LLC due to the common control aspect of the Red Rock Acquisition (defined below under "—Summary—Recent Developments—Red Rock Acquisition").

Recent Developments

        Red Rock Acquisition.    On March 18, 2014, SMLP acquired all of the membership interests of Red Rock Gathering Company,  LLC, or Red Rock, a Delaware limited liability company, from Summit Investments for total cash consideration of $305 million, or the Red Rock Acquisition. The Red Rock Acquisition was funded with the net proceeds from the sale of common units by SMLP in an equity offering, the capital contribution from SMLP's general partner to maintain its 2.0% general partner interest, borrowings under its revolving credit facility and available cash.

        Red Rock is a natural gas gathering and processing system located in the Piceance Basin in western Colorado and eastern Utah with approximately 1,480 miles of low-pressure and high-pressure pipeline, 54,000 horsepower of compression with 260 MMcf/d of throughput capacity and two processing plants with 50 MMcf/d of processing capacity. The Red Rock system gathers and processes natural gas, primarily under fee-based contracts, for more than 45 producer customers. Natural gas on the Red Rock system interconnects with downstream pipelines serving Enterprise's Meeker Natural Gas Processing Plant, Williams Partners L.P.'s Northwest Pipeline system, and Kinder Morgan Energy Partners L.P.'s TransColorado Pipeline system. Processed natural gas liquids from the Red Rock system are injected into Enterprise's Mid-America Pipeline system. In March 2014, Red Rock commissioned a 20 MMcf/d cryogenic processing plant near DeBeque, Colorado that is supported by a long-term, fee-based processing agreement with an affiliate of Black Hills Corporation. Red Rock is also expanding its existing gathering infrastructure that upon completion is expected to enable WPX Energy, Inc., or WPX, to connect several hundred new wells to the gathering system over the next five years. Red Rock has already begun generating cash flow associated with the expansion for WPX and we expect that future growth in volume throughput and cash flow will match the pace of well connects scheduled to occur over the next five years. Both projects are underpinned by long-term agreements with acreage dedications and collectively provide more than 350 Bcf of MVCs.

        Red Rock's largest customers include subsidiaries of WPX, Encana Corporation, Noble Energy, Inc., Black Hills Corporation, Piceance Energy LLC, and Ursa Resources Group II LLC. For the year ended December 31, 2013, volume throughput on the Red Rock system averaged 148 MMcf/d and more than 80.0% of Red Rock's revenue was generated from fee-based services. As of December 31, 2013, Red Rock's gas gathering agreements had AMIs covering approximately 440,000 acres and remaining MVCs totaling approximately 571 Bcf and, through 2018, average approximately 196 MMcf/d.

        Common Unit Offering.    On March 17, 2014, SMLP closed an offering of common units representing limited partner interests in SMLP, or the Common Units. SMLP received net proceeds (after deducting underwriting discounts and commissions, but before paying offering expenses payable by SMLP) from this equity offering of approximately $198.4 million. SMLP also received an approximate $4.2 million capital contribution from its general partner to maintain its 2.0% general partner interest. SMLP used the net proceeds of the sale of the Common Units to fund a portion of the purchase price of the Red Rock Acquisition. See "—Summary—Recent Developments—Red Rock Acquisition."

Our Business Strategies

        Our principal business strategy is to increase the amount of cash distributions we make to our unitholders over time. Our plan for continuing to execute this strategy includes the following key components:

  •
  Pursuing accretive acquisition opportunities from Summit Investments.  We intend to pursue opportunities to expand our asset base by acquiring midstream assets owned and operated by and under development at Summit Investments. In addition to its significant ownership interest in us, Summit Investments owns and operates, and seeks to acquire and develop, crude oil, natural gas and water-related midstream assets in service and under construction in geographic areas in which we currently operate as well as in geographic areas outside of our current areas of operations. For example, in May 2014, Summit Investments acquired a 40% interest in two entities (collectively, "Ohio Gathering") that own, operate and are developing significant midstream infrastructure in southeastern Ohio consisting of a liquids-rich natural gas gathering system, a dry natural gas gathering system and a condensate transportation, storage and stabilization facility in the core of the Utica Shale Play. While Summit Investments has indicated that it intends to offer us the opportunity to acquire its interests in Ohio Gathering, it is not under any contractual obligation to do so and we are unable to predict whether or when such opportunities may arise. In its role as a midstream development vehicle for our Sponsor, we believe that Summit Investments' development efforts mitigate potential development and cash flow timing risks associated with large-scale greenfield development projects that would otherwise be borne by us.

  •
  Maintaining our focus on fee-based revenue with minimal direct commodity price exposure.  As we expand our business, we intend to maintain our focus on providing midstream energy services under fee-based arrangements. Our midstream services are primarily provided under long-term, fee-based contracts with original terms ranging up to 25 years. We believe that our focus on fee-based revenues with minimal direct commodity price exposure is essential to maintaining stable cash flows.

  •
  Capitalizing on organic growth opportunities to maximize throughput on our existing systems.  We intend to continue to leverage our management team's expertise in constructing, developing and optimizing our midstream infrastructure assets to grow our business through organic development projects. We believe that our broad and geographically diverse operating footprint provides us with a competitive advantage to pursue organic development projects that are designed to extend our geographic reach, diversify our customer base, expand our midstream service offerings, increase the number of our hydrocarbon receipt points and maximize volume throughput.

  •
  Diversifying our asset base by expanding our midstream service offerings and exploring acquisition and development opportunities in various geographic areas. While our natural gas gathering operations in the Piceance Basin and in the Barnett, Bakken and Marcellus shale plays currently represent our core business, we intend to diversify into other midstream services such as natural gas processing and crude oil gathering, through both greenfield development projects and acquisitions from affiliated and non-affiliated parties. We also intend to diversify our operations into other geographic regions.

  •
  Partnering with producers to provide midstream services for their development projects in high-growth, unconventional resource plays. We seek to promote commercial relationships with established and well-capitalized producers who are willing to serve as anchor customers and commit to long-term MVCs and AMIs. We will continue to pursue partnership opportunities with established producers to develop new infrastructure in unconventional resource basins that we believe will complement our existing midstream assets and enhance our overall business by facilitating our entry into new basins. These opportunities generally consist of a strategic acreage position in an unconventional resource play that is well-positioned for accelerated production but has limited existing midstream energy infrastructure to support such growth.

Our Competitive Strengths

        We believe that we will be able to continue to execute the components of our principal business strategy successfully because of the following competitive strengths:

  •
  Strategically located assets in core areas of prolific unconventional basins supported by partnerships with large producers. Our assets are strategically positioned within the core areas of four established unconventional resource plays. The geologic formations in the basins served by our assets have either relatively low drilling and completion costs, highly economic production profiles, or a combination of both, which we believe incentivizes producers to develop more actively than in more marginal areas.

  •
  Fee-based revenues underpinned by long-term contracts with AMIs and MVCs.  A substantial majority of our revenue for the year ended December 31, 2013 and quarter ended March 31, 2014 was generated under long-term, fee-based gas gathering agreements. We believe that long-term, fee-based gas gathering agreements enhance the stability of our cash flows by limiting our direct commodity price exposure.

  •
  Capital structure and financial flexibility.  At March 31, 2014, we had $691.0 million of total indebtedness and the unused portion of our $700.0 million revolving credit facility totaled $309.0 million. Under the terms of our revolving credit facility, our total leverage ratio (total net indebtedness to consolidated trailing 12-month EBITDA, as defined in the credit agreement) was approximately 3.9 to 1.0 at March 31, 2014, which compares with a total leverage ratio upper limit of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to 270 days following certain acquisitions (as defined in the credit agreement). We expect to target a total leverage ratio of between 3.0 to 1.0 and 4.0 to 1.0.

  •
  Experienced management team with proven record of asset acquisition, construction, development, operation and integration expertise. Our senior leadership team has an average of 19 years of energy experience and a proven track record of identifying and consummating significant acquisitions in addition to partnering with major producers to construct and develop midstream energy infrastructure.

  •
  Relationship with a large and committed financial sponsor.  Our Sponsor, Energy Capital Partners, is an experienced energy investor with a proven track record of making substantial, long-term investments in high-quality energy assets. We believe the relationship with our Sponsor is a competitive advantage, as it brings not only significant financial and management experience, but also numerous relationships throughout the energy industry that we believe will continue to benefit us as we seek to grow our business.

Our Sponsor

        We were formed in 2009 by members of management and Energy Capital Partners, which together with its affiliated funds, is a private equity firm with over $13.0 billion in capital commitments that is focused on investing in North America's energy infrastructure. Energy Capital Partners has significant energy and financial expertise to complement its investment in us. As of March 31, 2014, Energy Capital Partners and its affiliated funds had 27 investment platforms with investments in the power generation, electric transmission, midstream natural gas and renewable sectors of the energy industry.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, and our telephone number is (214) 242-1955. Our website is located at www.summitmidstream.com. We make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

 Organizational Structure

        The diagram below illustrates our organization as of the date hereof. This diagram is provided for illustrative purposes only.

Summit Midstream Partners, LLC ("Summit Investments")
100%
Summit Midstream Partners Holdings, LLC
100%
56.7% LP Interest
Summit Midstream GP, LLC 2% GP Interest / IDRs
Public Unit Holders
Summit Midstream Partners, LP (NYSE: SMLP)(2)
41.3% LP Interest
Noteholders $300,000,000 5 1/2% Senior Notes Due 2022
Summit Midstream Holdings, LLC "Summit Holdings"(1)
Bison Midstream, LLC(2)
Grand River Gathering, LLC(2)
DFW Midstream Services LLC(2)
Summit Midstream Finance Corp.(1)
Red Rock Gathering Company, LLC(2)
Ridgeline Gathering Company, LLC(2)

(1)
Co-Issuer of the notes.

(2)
Guarantor of the notes.

 The Offering

        The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled "Description of Notes" and the section in the accompanying base prospectus entitled "Description of Our Debt Securities."

Issuers	Summit Midstream Holdings, LLC and Summit Midstream Finance Corp.
Notes Offered	$300.0 million aggregate principal amount of 5 1/2% Senior Notes due 2022.
Issue Price	100.0% plus accrued interest, if any, from July 15, 2014.
Interest	5.500% per year (calculated using a 360-day year).
Interest Payment Dates	Each February 15 and August 15, commencing February 15, 2015.
Maturity Date	August 15, 2022.
Guarantees

The notes will be fully and unconditionally guaranteed on a joint and several basis by SMLP (in such capacity, the "Parent Guarantor") and all of its existing and certain future subsidiaries (other than the Issuers).

Ranking	The notes will be senior unsecured obligations of the Issuers and will:
• rank equally in right of payment with all of the Issuers' existing and future senior obligations;
• rank senior in right of payment to all of the Issuers' indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•

be effectively subordinated to all of the Issuers' existing and future secured indebtedness (including obligations under the revolving credit facility), to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated to all obligations of each of SMLP's future subsidiaries that is not a guarantor of the notes.

As of March 31, 2014, after giving effect to the issuance of the notes offered hereby and the application of the estimated net proceeds from this offering as described under "Use of Proceeds," we would have had $695.8 million of senior indebtedness, including $95.8 million of secured indebtedness under the revolving credit facility, and no subordinated indebtedness.

Optional Redemption	The Issuers may, at their option, redeem some or all of the notes at any time on or after August 15, 2017, at the redemption prices listed under "Description of Notes—Optional Redemption."

Prior to such time, the Issuers may redeem the notes at 100% of the principal amount thereof, plus the "make whole premium" and accrued and unpaid interest, if any, to, but not including, the redemption date as described herein.

In addition, the Issuers may redeem up to 35% of the notes before August 15, 2017 in an amount not greater than the net cash proceeds from certain equity offerings, at a price equal to 105.500% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date as described herein.

Please read "Description of Notes—Optional Redemption."
Change of Control

If a change of control triggering event (as defined in the indenture) occurs, each holder of notes may require the Issuers to repurchase all or a portion of the holder's notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest, if any, to, but not including, the date of settlement. Please read "Description of Notes—Repurchase at the Option of Holders—Change of Control."

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:
• incur additional debt or issue preferred stock;
• make distributions, repurchase equity or redeem subordinated debt;
• make payments on subordinated indebtedness;
• create liens or other encumbrances;
• make investments, loans or other guarantees;
• sell or otherwise dispose of a portion of our assets;
• engage in transactions with affiliates; and
• make acquisitions or merge or consolidate with another entity.

However, many of these covenants will terminate if both Standard & Poor's Ratings Services and Moody's Investors Service Inc. assign the notes an investment grade rating and no default exists with respect to the notes. These covenants are subject to a number of important qualifications and exceptions which are described in the section "Description of Notes—Certain Covenants."

Use of proceeds

We intend to use the net proceeds from this offering to repay a portion of the indebtedness outstanding under our revolving credit facility, which includes indebtedness incurred to fund the Red Rock Acquisition. Certain of the underwriters and their affiliates are lenders under the revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering. Please read "Use of Proceeds."

Risk factors

You should carefully read and consider the information beginning on page S-18 of this prospectus supplement and page 2 of the base prospectus set forth under the heading "Risk Factors" and all other information set forth in this prospectus supplement, including the information incorporated herein by reference, before deciding to invest in the notes.

 Summary Historical Financial and Operating Data

        The following table presents, as of the dates and for the periods indicated, the summary historical consolidated financial and operating data for us and our Predecessor. The following table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K filed with the SEC on July 3, 2014, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are incorporated by reference into this prospectus supplement. For the purposes of the financial data presented below, our results of operations for the year ended December 31, 2011 and the period from January 1, 2012 through October 3, 2012, the date of our initial public offering, include the results of operations of our Predecessor. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Items Affecting the Comparability of Our Financial Results" in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K filed on July 3, 2014. Moreover, our historical results are not necessarily indicative of results that may be expected for any future period.

        The summary historical consolidated financial data presented as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been derived from the audited consolidated financial statements of the Partnership and our Predecessor, which are incorporated by reference in this prospectus supplement. The summary historical consolidated financial data presented as of March 31, 2014, and for the quarters ended March 31, 2014 and 2013 have been derived from the unaudited consolidated financial statements of the Partnership, which are incorporated by reference in this prospectus supplement.

        The following table includes our and our Predecessor's historical EBITDA, adjusted EBITDA and distributable cash flow, which have not been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA, adjusted EBITDA and distributable cash flow are presented because we believe they are helpful to management, industry analysts, investors, lenders and rating agencies and may be used to assess the financial performance and operating results of our fundamental business activities. For the definitions of EBITDA, adjusted EBITDA and distributable cash flow and reconciliations thereof to their most directly comparable financial measures calculated in accordance with GAAP, please see "—Non-GAAP Financial Measures" below.

	Summit Midstream Partners, LP
	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Gathering services and other fees	$50,072	$45,972	$205,346	$154,139	$91,421
Natural gas, NGLs and condensate sales and other	26,356	16,292	88,606	20,476	12,439
Amortization of favorable and unfavorable contracts(1)	(226)	(280)	(1,032)	(192)	(308)

Total revenues	76,202	61,984	292,920	174,423	103,552
Costs and expenses:
Operation and maintenance	19,181	17,579	72,465	53,882	29,855
Cost of natural gas and NGLs	15,281	7,965	44,233	3,224	—
General and administrative	7,886	6,567	30,105	22,182	17,476
Transaction costs	537	38	2,841	2,025	3,166
Depreciation and amortization	19,642	13,912	69,962	36,674	11,367

Total costs and expenses	62,527	46,061	219,606	117,987	61,864

Other income (expense)	1	1	(108)	9	12
Interest expense	(7,144)	(1,879)	(19,173)	(7,340)	(1,029)
Affiliated interest expense	—	—	—	(5,426)	(2,025)

Income before income taxes	6,532	14,045	54,033	43,679	38,646
Income tax expense	(159)	(181)	(729)	(682)	(695)

Net income	$6,373	$13,864	$53,304	$42,997	$37,951

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$48,509	$25,613	$140,689	$89,392	$39,942
Investing activities	(345,100)	(28,297)	(518,791)	(77,296)	(667,710)
Financing activities	286,638	5,847	387,125	(16,224)	633,809
Balance Sheet Data (at period end):
Cash and cash equivalents	$10,404		$20,357	$11,334
Accounts receivable	47,104		67,877	43,668
Property, plant, and equipment, net	1,177,156		1,158,081	832,602
Total assets	1,862,392		1,883,739	1,280,939
Total debt	691,000		586,000	199,230
Other Financial Data:
EBITDA(2)	$33,543	$30,115	$144,195	$93,302	$53,363
Adjusted EBITDA(2)	46,619	36,872	164,839	105,946	56,803
Capital expenditures(3)	40,100	28,297	109,376	77,296	78,248
Acquisition capital expenditures(4)	305,000	—	458,914	—	589,462
Distributable cash flow(2)(3)	33,733	32,359	128,141	90,947	50,980
Operating data:
Miles of pipeline (end of period)	2,294	2,172	2,283	1,874	372
Aggregate average throughput (MMcf/d)	1,311	1,090	1,138	952	431

(1)
The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

(2)
See "—Non-GAAP Financial Measures" below for additional information on EBITDA, adjusted EBITDA and distributable cash flow as well as their reconciliations to the most directly comparable GAAP financial measure. EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.

(3)
In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the year ended December 31, 2012, distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures for the nine months ended September 30, 2012. For the year ended December 31, 2011, distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.

(4)
Reflects cash paid and value of units issued to fund acquisitions.

Non-GAAP Financial Measures

        We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus unit-based compensation, adjustments related to MVC shortfall payments, and loss on asset sales; less gain on asset sales. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes, senior notes interest expense and maintenance capital expenditures.

        EBITDA, adjusted EBITDA and distributable cash flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others.

        EBITDA and adjusted EBITDA are used to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

        In addition, adjusted EBITDA is used to assess:

  •
  the financial performance of our assets without regard to the impact of the timing of minimum volume commitments shortfall payments under our gas gathering agreements, the impact of unit-based compensation or the timing of gain or loss on asset sales.

        Distributable cash flow is used to assess:

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

        EBITDA, adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.

        Net income and net cash provided by operating activities are the GAAP financial measures most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Furthermore, each of these non-GAAP financial measures has limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure.

        We compensate for the limitations of EBITDA, adjusted EBITDA and distributable cash flows as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

        EBITDA, adjusted EBITDA or distributable cash flow should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

  Net Income-Basis Non-GAAP Reconciliation

        The following table presents a reconciliation of our net income to EBITDA, adjusted EBITDA and distributable cash flow for the periods indicated.

	Summit Midstream Partners, LP
	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(In thousands)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow
Net income(1)	$6,373	$13,864	$53,304	$42,997	$37,951
Add:
Interest expense	7,144	1,879	19,173	12,766	3,054
Income tax expense	159	181	729	682	695
Depreciation and amortization expense	19,642	13,912	69,962	36,674	11,367
Amortization of favorable and unfavorable contracts	226	280	1,032	192	308
Less:
Interest income	1	1	5	9	12

EBITDA(1)	$33,543	$30,115	$144,195	$93,302	$53,363

Add:
Unit-based compensation	1,063	462	3,506	1,876	3,440
Adjustments related to MVC shortfall payments(2)	12,013	6,295	17,025	10,768	—
Loss on asset sales	—	—	113	—	—

Adjusted EBITDA(1)	$46,619	$36,872	$164,839	$105,946	$56,803

Add:
Interest income	1	1	5	9	12
Less:
Cash interest paid	14,308	1,889	9,016	8,283	2,463
Senior notes interest expense(3)	(6,500)	—	12,125	—	—
Cash taxes paid	—	—	660	650	223
Maintenance capital expenditures(4)	5,079	2,625	14,902	6,075	3,149

Distributable cash flow	$33,733	$32,359	$128,141	$90,947	$50,980

(1)
Net income, EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.

(2)
Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments. We include or will include a proportional amount of these historical or expected minimum volume commitment shortfall payments in each quarter prior to the quarter in which we actually receive the shortfall payment.

(3)
Senior notes interest expense represents interest expense recognized and accrued during the period. Interest of 7.50% on the $300.0 million senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

(4)
Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the years ended December 31, 2012 and 2011, the calculation of distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.

  Cash Flow-Basis Non-GAAP Reconciliation

        The following table presents a reconciliation of our net cash provided by operating activities to EBITDA, adjusted EBITDA and distributable cash flow for the periods indicated.

	Summit Midstream Partners, LP
	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(In thousands)
Reconciliation of Net Cash Provided by Operating Activities to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net cash provided by operating activities(1)	$48,509	$25,613	$140,689	$89,392	$39,942
Add:
Interest expense(2)	6,540	1,444	16,927	5,882	469
Income tax expense	159	181	729	682	695
Changes in operating assets and liabilities	(20,601)	3,340	(10,526)	(769)	15,709
Less:
Unit-based compensation	1,063	462	3,506	1,876	3,440
Interest income	1	1	5	9	12
Loss on asset sales	—	—	113	—	—

EBITDA(1)	$33,543	$30,115	$144,195	$93,302	$53,363

Add:
Unit-based compensation	1,063	462	3,506	1,876	3,440
Adjustments related to MVC shortfall payments(3)	12,013	6,295	17,025	10,768	—
Loss on asset sales	—	—	113	—	—

Adjusted EBITDA(1)	$46,619	$36,872	$164,839	$105,946	$56,803

Add:
Interest income	1	1	5	9	12
Less:
Cash interest paid	14,308	1,889	9,016	8,283	2,463
Senior notes interest expense(4)	(6,500)	—	12,125	—	—
Cash taxes paid	—	—	660	650	223
Maintenance capital expenditures(5)	5,079	2,625	14,902	6,075	3,149

Distributable cash flow	$33,733	$32,359	$128,141	$90,947	$50,980

(1)
Net cash provided by operating activities, EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.

(2)
Interest expense presented in the cash flow-basis non-GAAP reconciliation above differs from the interest expense presented in the net income-basis non-GAAP reconciliation presented earlier due to adjustments for amortization of deferred loan costs and pay-in-kind interest on the promissory notes payable to our Sponsor. For the three months ended March 31, 2014, interest expense excluded $0.6 million of amortization of deferred loan costs. For the three months ended March 31, 2013, interest expense excluded $0.4 million of amortization of deferred loan costs. For the year ended December 31, 2013, interest expense excluded $2.2 million of amortization of deferred loan costs. For the year ended December 31, 2012, interest expense excluded $1.5 million of amortization of deferred loan costs and $5.4 million of pay-in-kind interest. For the year ended December 31, 2011, interest expense excluded $0.6 million of amortization of deferred loan costs and $2.0 million of pay-in-kind interest.

(3)
Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments. We include or will include a proportional amount of these historical or expected minimum volume commitment shortfall payments in each quarter prior to the quarter in which we actually receive the shortfall payment.

(4)
Senior notes interest expense represents interest expense recognized and accrued during the period. Interest of 7.50% on the $300.0 million senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

(5)
Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the years ended December 31, 2012 and 2011, the calculation of distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.

RISK FACTORS

        An investment in our notes involves risk. You should carefully read the risk factor set forth below, as well as the risk factors included under the caption "Risk Factors" beginning on page 2 of the accompanying base prospectus, and the risk factors included in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K filed with the SEC on July 3, 2014, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, together with all of the other information included or incorporated by reference in this prospectus supplement. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected, we might not be able to make payments on the notes and investors could lose all or part of their investment.

 Risks Related to Our Indebtedness and the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        We are a holding company, and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than our interest in our operating subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our operating subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the revolving credit facility and applicable state limited liability company laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes or a sale of assets. We may not be able to refinance the notes or sell assets on acceptable terms, or at all.

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We currently have, and following this offering will continue to have, a substantial amount of indebtedness. As of March 31, 2014, after giving effect to this offering and the application of the estimated net proceeds from the offering as described under "Use of Proceeds," we would have had total debt of approximately $695.8 million, and we would have had $604.2 million of remaining borrowing capacity under the revolving credit facility. Please read "Capitalization." In addition, we may also incur additional indebtedness in the future. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general partnership requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our flexibility in planning for and reacting to changes in our business and the industries in which we compete;

  •
  placing us at a disadvantage compared to other, less leveraged competitors; and

  •
  increasing our cost of borrowing.

Despite our current level of indebtedness, the indenture will permit us and our subsidiaries to incur substantially more indebtedness. This could further increase the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our indenture will not contain restrictions on our or our subsidiaries' ability to incur additional indebtedness; however, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we and our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the notes offered hereby and the related guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of any proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may be unable to service our indebtedness, including the notes.

        Our ability to make scheduled payments on and to refinance our indebtedness, including the notes and our revolving credit facility, which matures in 2018, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

We distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

        Subject to the limitations on restricted payments contained in the indenture governing the notes and in our revolving credit facility and other indentures, we distribute all of our "available cash" each quarter to our limited partners and our general partner. "Available Cash" is defined in our partnership agreement, and generally means, for any quarter, all cash on hand at the end of that quarter:

  •
  less the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

  •
  comply with applicable law, any of our debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness.

        The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of the Issuers' existing and future secured indebtedness and that of each guarantor (to the extent of the value of the assets securing such indebtedness). Additionally, the indenture governing the notes permits us to incur additional secured indebtedness in the future. As of March 31, 2014, after giving effect to this offering and the application of the estimated net proceeds from the offering as described under "Use of Proceeds," we would have had $695.8 million of debt outstanding, $95.8 million of which would have been secured indebtedness under the revolving credit facility, and we would have had $604.2 million of remaining borrowing capacity under our revolving facility. In the event that either of the Issuers or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that ranks ahead of the notes and the guarantees will be entitled to be paid in full from the Issuers' assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events or in the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a non-guarantor subsidiary, as described below, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes will be structurally subordinated to all liabilities of any future non-guarantor subsidiaries.

        The notes will be structurally subordinated to the indebtedness and other liabilities of any of our future subsidiaries that do not guarantee the notes. Any such non-guarantor subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any such non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any such non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Certain restrictive covenants in the indenture governing the notes will terminate if such notes achieve investment grade ratings.

        Most of the restrictive covenants in the indenture governing the notes will terminate if the notes achieve investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Rating Services, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions that would otherwise be prohibited under the indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

Our revolving credit facility and the indenture governing the notes impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

        Our revolving credit facility and the indenture governing the notes impose significant operating and financial restrictions on us. Our ability to borrow under our revolving credit facility is subject to compliance with certain financial covenants, including leverage and interest coverage ratios. These restrictions will limit our ability, among other things, to:

  •
  incur additional indebtedness or enter into sale and leaseback obligations or issue preferred securities;

  •
  make certain distributions or repurchase our equity interests or redeem or repurchase subordinated debt;

  •
  make certain capital expenditures;

  •
  make certain investments or other restricted payments;

  •
  place restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

  •
  engage in transactions with affiliates;

  •
  consolidate, merge or transfer all or substantially all of our assets;

  •
  guarantee indebtedness;

  •
  create or incur liens;

  •
  create unrestricted subsidiaries; and

  •
  create additional non-guarantor subsidiaries.

        As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable or we are unable to refinance our revolving credit facility at its maturity, we may not have the funds to repay, or the ability to refinance, such debt. Additionally, our revolving credit facility is secured by substantially all of our assets, and if we are unable to satisfy our obligations thereunder, the lenders could seek to foreclose on our assets.

Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees and require noteholders to return payments received from subsidiary guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary's guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

        Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

        Upon the occurrence of specific kinds of change of control events, the indenture governing the notes will require the Issuers to make an offer to repurchase all such notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under the revolving credit facility may not allow us to make such a repurchase upon a change of control triggering event. If we could not refinance the revolving credit facility or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. Because the definition of change of control under our revolving credit facility will differ from that under the indenture, there may be a change of control and resulting default under our revolving credit facility at a time when no change of control has occurred under the indenture. Please read "Description of Notes—Repurchase at the Option of Holders—Change of Control."

If an active trading market does not develop for the notes you may not be able to resell them.

        Prior to this offering, there was no trading market for the notes, and we cannot assure you that an active trading market will develop. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to make a market in the notes, and may cease their market-making activities at any time. We do not intend to apply to list the notes on any securities exchange.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $295.2 million, after deducting underwriting discounts and commissions and estimated offering expenses, from the sale of the notes offered hereby. We intend to use the net proceeds from this offering to repay a portion of the indebtedness under our revolving credit facility.

        The revolving credit facility matures in November 2018 and bears interest at a variable rate, which was 2.40% on a weighted average basis as of July 8, 2014. We had $426.0 million outstanding under the revolving credit facility as of July 8, 2014. The borrowings to be repaid were primarily incurred to finance the development of the DFW Midstream system and the acquisitions of the Red Rock, Grand River, Mountaineer Midstream and Bison Midstream systems. Amounts repaid under the revolving credit facility may be reborrowed, subject to the terms of the facility.

        Certain of the underwriters or their affiliates are lenders under the revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering. Please read "Underwriting." Additionally, Amegy Bank National Association, MidFirst Bank, Comerica Securities, Inc. and Cadence Bank, N.A. are acting as financial advisors to us in connection with this offering and not as underwriters, and will receive fees in connection therewith.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014, on an actual basis and as adjusted to reflect this offering of notes and the application of the net proceeds as described under "Use of Proceeds."

	As of March 31, 2014
	Actual	As adjusted
	(In thousands)
Cash and cash equivalents	$10,404	$10,404

Debt:
Revolving credit facility(1)	$391,000	$95,800
Senior notes due 2021	300,000	300,000
Senior notes offered hereby	—	300,000

Total long-term debt	691,000	695,800

Partners' Capital	1,085,875	1,085,875

Total capitalization	$1,776,875	$1,781,675

(1)
Reflects balance under our revolving credit facility at March 31, 2014. As of July 8, 2014, we had $426.0 million of borrowings outstanding under our revolving credit facility.

        You should read our financial statements and notes thereto that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as income before taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expensed and capitalized, amortization of deferred loan costs and an estimate of interest within rent expense.

										Initial Predecessor to Summit Midstream Partners, LP
	Pro Forma Three Months Ended March 31, 2014
		Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013	Year Ended December 31,				Period From September 3, 2009 to December 31, 2009
										Period From January 1, 2009 to September 3, 2009
				2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	1.19x	1.60x	2.02x	3.03x	3.59x	6.36x	119.51x	(732.22)	x(1)	(2.36)	x(2)

(1)
The ratio of earnings to fixed charges was less than 1:1 for the period from September 3, 2009 to December 31, 2009. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $6.6 million of earnings for the period from September 3, 2009 to December 31, 2009.

(2)
The ratio of earnings to fixed charges was less than 1:1 for the period from January 1, 2009 to September 3, 2009. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $0.8 million of earnings for the period from January 1, 2009 to September 3, 2009.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the term "Company" refers only to Summit Midstream Holdings, LLC and not to any of its subsidiaries, the term "Finance Corp." refers to Summit Midstream Finance Corp., the term "Parent" refers only to Summit Midstream Partners, LP and not to any of its subsidiaries and the term "Issuers" refers to the Company and Finance Corp. The term "notes" refers to the Issuers' notes being offered hereby.

        The Issuers will issue the notes under an indenture to be dated as of July 15, 2014 (the "base indenture"), as supplemented by a supplemental indenture dated of even date establishing the form and terms of these notes (together with the base indenture, as such may be amended, supplemented or otherwise modified from time to time, the "indenture") among themselves, the Guarantors and U.S. Bank National Association, as trustee. We have filed a copy of the base indenture as an exhibit to the registration statement which includes the accompanying base prospectus. Copies of the base indenture and the supplemental indenture are available as set forth below under "—Additional Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        This "Description of Notes," together with the "Description of Our Debt Securities" included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the notes and the indenture. Since this "Description of Notes" and such "Description of Our Debt Securities" is only a summary, you should refer to the indenture for a complete description of the obligations of the Issuers and your rights as Holders of the notes. This "Description of Notes" supersedes the "Description of Our Debt Securities" in the accompanying base prospectus to the extent it is inconsistent with such "Description of Our Debt Securities." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

        The Notes.    The notes are:

  •
  general unsecured obligations of the Issuers;

  •
  equal in right of payment with all existing and future Senior Debt (as defined below) of either of the Issuers; and

  •
  unconditionally guaranteed by the Guarantors on a senior unsecured basis.

        The Guarantees.    Initially, the notes are guaranteed by the Parent and all of the Parent's existing Subsidiaries (other than the Company and Finance Corp.) (the "Subsidiary Guarantors" and, together with the Parent, the "Guarantors").

        Each guarantee of the notes is:

  •
  a general unsecured obligation of the Guarantor; and

  •
  equal in right of payment with all existing and future Senior Debt of that Guarantor.

        As of March 31, 2014, on an as adjusted basis as described under "Capitalization," the Company and the Guarantors would have had:

  •
  total Senior Debt of approximately $695.8 million, consisting of the notes, $300.0 million aggregate principal amount of the Issuers' 7.5% senior notes due 2021 and approximately $95.8 million of secured Senior Debt outstanding under the Credit Agreement; and

  •
  no Indebtedness contractually subordinated to the notes or the guarantees, as applicable. The indenture will permit the Parent and its Restricted Subsidiaries to incur additional Indebtedness, including additional secured Indebtedness.

        In the future, certain of the Parent's newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers.

        As of the date of the indenture, all of the Parent's Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the Parent will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The Issuers will issue notes with an initial maximum aggregate principal amount of $300.0 million. The Issuers may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes thereunder, including for waivers, amendments and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on August 15, 2022.

        Interest on the notes will accrue at the rate of 5.500% per annum, and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2015. The Issuers will make each interest payment to the Holders of record on the February 1 and August 1 immediately preceding each interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Parent or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

        Initially, the Parent and all of the Parent's existing Subsidiaries (excluding the Company and Finance Corp.) will guarantee the notes on a senior unsecured basis. In the future, the Restricted Subsidiaries of the Parent will be required to guarantee the notes under the circumstances described under "—Certain Covenants—Additional Subsidiary Guarantees." These Guarantees will be the full and unconditional, and joint and several obligations of the Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under certain circumstances, to void subsidiary guarantees and require noteholders to return payments received from subsidiary guarantors."

        A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Parent, the Company or another Subsidiary Guarantor, unless:

  (1)
  immediately after giving effect to such transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Subsidiary Guarantor under the notes, the indenture and its Guarantee on terms set forth therein; or

  (b)
  such sale or other disposition does not violate the "Asset Sales" provisions of the indenture.

        The Guarantee of a Subsidiary Guarantor will be automatically released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the properties or assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent, if the sale or other disposition does not violate the "Asset Sales" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent, if the sale or other disposition does not violate the "Asset Sales" provisions of the indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Parent as a result of such sale or other disposition;

  (3)
  if the Parent designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon Legal Defeasance or Covenant Defeasance as described below under the caption "—Legal Defeasance and Covenant Defeasance" or upon satisfaction and discharge of the indenture as described below under the caption "—Satisfaction and Discharge"; or

  (5)
  at such time as such Subsidiary Guarantor ceases to guarantee any Indebtedness the Parent, either Issuer or any other Subsidiary Guarantor under any Credit Facility.

Optional Redemption

        At any time prior to August 15, 2017, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 105.500% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Parent, provided that:

  (1)
  at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Parent and its Subsidiaries); and

  (2)
  the redemption occurs within 180 days of the date of the closing of each such Equity Offering.

        On and after August 15, 2017, the Issuers may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentages
2017	104.125%
2018	102.750%
2019	101.375%
2020 and thereafter	100.000%

        Prior to August 15, 2017, the Issuers may redeem all or part of the notes at a redemption price equal to the sum of:

  (1)
  the principal amount thereof, plus

  (2)
  the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under "—Book-Entry, Delivery and Form," based on a method as The Depository Trust Company ("DTC"), in New York, New York, or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law) unless otherwise required by law or applicable stock exchange or depositary requirements.

        No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Redemptions and notices of redemption may, at the Company's discretion, be conditioned on one or more conditions precedent. The date of redemption may, at the Company's discretion, be delayed until such time as any or all such conditions shall be satisfied or waived, provided that in no event shall such date be delayed to a date later than 60 days after the date on which such notice was mailed. Such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption or by the date of redemption as so delayed.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Subject to the provisions of the preceding paragraph, notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

        Except as set forth below under "—Repurchase at the Option of Holders," neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

        The Issuers may from time to time acquire notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control Triggering Event occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under "—Optional Redemption," each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a cash payment (a "Change of Control Payment") equal to 101% (or, at the Company's election, a higher percentage) of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of settlement (the "Change of Control Settlement Date"), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control Triggering Event, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under "—Optional Redemption," the Company will mail a notice to each Holder and the trustee describing the transaction or transactions and identification of the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

        Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

  (1)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (2)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

        On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to indebtedness to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture provides that, prior to complying with any of the provisions of this "Change of Control Triggering Event" covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (a) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (b) in connection with, or in contemplation of any publicly announced Change of Control, the Company has made an offer to purchase (an "Alternate Offer") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the consummation of such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control Triggering Event at the time the Change of Control Offer is made.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        In the event that, upon consummation of a Change of Control Offer or Alternate Offer less than 10% in aggregate principal amount of the notes (including additional notes, if any) that were originally issued are held by Holders other than the Company or Affiliates thereof, the Company will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

  Asset Sales

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Parent (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  the fair market value is determined by the Parent's Board of Directors if the value is $50.0 million or more and evidenced by a resolution of the Board of Directors; and

  (3)
  at least 75% of the aggregate consideration received by the Parent and its Restricted Subsidiaries in the Asset Sale is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on the Parent's or any of its Restricted Subsidiary's most recent balance sheet, of the Parent or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Parent or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by the Parent or any of its Restricted Subsidiaries from such transferee that are, within 180 days after the Asset Sale, converted by the Parent or such Subsidiary into cash, to the extent of the cash received in that conversion;

  (c)
  any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph; and

    (d)
    any Designated Non-cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Parent), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d), not to exceed the greater of (i) $75.0 million and (ii) 5.0% of the Parent's Consolidated Net Tangible Assets (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Parent or any of its Restricted Subsidiaries may apply those Net Proceeds at its option to any combination of the following:

  (1)
  to repay Senior Debt;

  (2)
  to acquire all or substantially all of the properties or assets, or any of the Voting Stock, of a Person primarily engaged in a Permitted Business, if, after giving effect to any such acquisition of Voting Stock, such Person becomes a Restricted Subsidiary;

  (3)
  to make capital expenditures in respect of a Permitted Business; or

  (4)
  to acquire other long-term assets that are used or useful in a Permitted Business.

        The requirement of clause (2) or (4) of the immediately preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Parent or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Parent within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.

        Pending the final application of any Net Proceeds, the Parent or any of its Restricted Subsidiaries may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds."

        On the 361st day after the Asset Sale (or, at the Company's option, any earlier date) plus any additional period provided by any binding contract described in the second preceding paragraph (provided that such additional period will be in no event longer than 180 days until such Net Proceeds are required to be applied in accordance with such agreement), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sales" provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sales" provisions of the indenture by virtue of such compliance.

Certain Covenants

  Restricted Payments

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Parent's or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent or payable to the Parent or a Restricted Subsidiary of the Parent);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Guarantees (excluding any intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

  (1)
  if the Fixed Charge Coverage Ratio for the Parent's most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the "Trailing Four Quarters") is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

  (a)
  Available Cash from Operating Surplus with respect to the Parent's preceding fiscal quarter, plus

  (b)
  100% of the aggregate net proceeds received by the Parent (including the fair market value of property or securities other than cash (including Capital Stock of Persons, other than the Parent or a Subsidiary of the Parent, engaged primarily in a Permitted Business) or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Parent (other than Disqualified Stock)) after June 17, 2013 as a contribution to its common equity capital or from the issue or sale of

      Equity Interests of the Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Parent), plus

    (c)
    to the extent that any Restricted Investment that was made after June 17, 2013 is sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

    (d)
    the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Parent or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after June 17, 2013 (items (b), (c) and (d) being referred to as "Incremental Funds"), minus

    (e)
    the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

  (2)
  if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Parent's common units, subordinated units, or incentive distribution rights, plus the related distribution to the General Partner), is less than the sum, without duplication, of:

  (a)
  $150.0 million less the aggregate amount of all prior Restricted Payments made by the Parent and its Restricted Subsidiaries pursuant to this clause (2)(a) since June 17, 2013, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

        So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1), (2), (3), (4), (6), (7) and (8) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

  (2)
  the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Parent in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Parent) to the equity capital of the Parent or (b) sale (other than to a Restricted Subsidiary of the Parent) of, Equity Interests of the Parent (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded (or deducted, if included) from the calculation of Available Cash from Operating Surplus and Incremental Funds;

  (3)
  the purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend or distribution by a Restricted Subsidiary of the Parent to the holders of its Equity Interests on a pro rata basis;

  (5)
  the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary of the Parent pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

  (A)
  the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent and, to the extent contributed to the Parent, Equity Interests of any of the Parent's direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Parent, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after June 17, 2013, plus

  (B)
  the cash proceeds of key man life insurance policies received by the Parent and any of its Restricted Subsidiaries after June 17, 2013, less

  (C)
  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (5);

    and provided, further, that cancellation of Indebtedness owing to the Company or Parent from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any of the Parent's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Parent or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

  (6)
  the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests;

  (7)
  the repurchase, redemption or other acquisition or redemption or other acquisition or retirement for value of any subordinated Indebtedness pursuant to provisions similar to those described under "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that prior to such repurchase, redemption or other acquisition the Company (or a third party to the extent permitted by the indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes and shall have repurchased all notes validly tendered and not withdrawn in connection with such Change of Control or Asset Sale Offer;

  (8)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or preferred securities of any of its Restricted Subsidiary issued in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges; or

  (9)
  other Restricted Payments, taken together with all other Restricted Payments made pursuant to this clause (9), not to exceed $50.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Parent or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in the case of amounts over $50.0 million by the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution. For purposes of determining compliance with this "Restricted Payments" covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (9), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Parent will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Parent will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Parent and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred securities, if, for the Parent's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") or the issuance of any preferred securities described in clause (11) below:

  (1)
  the incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $900.0 million or (b) $500.0 million plus 30.0% of the Parent's Consolidated Net Tangible Assets;

  (2)
  the incurrence by the Parent or its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes issued and sold in this offering and the related Guarantees to be issued on the date of the indenture;

  (4)
  the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Parent or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $75.0 million or (b) 5.0% of the Parent's Consolidated Net Tangible Assets at such time;

  (5)
  the incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (14) of this paragraph or this clause (5);

  (6)
  the incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if the Parent is the obligor on such Indebtedness and a Subsidiary Guarantor or an Issuer is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor or an Issuer is the obligor on such Indebtedness and neither the Parent nor another Subsidiary Guarantor or an Issuer is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Guarantee of such Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Parent nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by the Parent or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

  (8)
  the guarantee by the Parent or any of its Restricted Subsidiaries of Indebtedness of the Parent or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

  (9)
  the incurrence by the Parent or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

  (10)
  the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Parent and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

  (11)
  the issuance by any of the Parent's Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Parent or a Restricted Subsidiary of the Parent; and

  (b)
  any sale or other transfer of any such preferred securities to a Person that is not either the Parent or a Restricted Subsidiary of the Parent shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

  (12)
  the incurrence by the Parent or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting either one of the financial tests set forth in clause (4) under the caption "—Merger, Consolidation or Sale of Assets";

  (13)
  the incurrence by the Parent or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Parent or any Joint Venture but only to the extent that such liability is the result of the Parent's or any such Restricted Subsidiary's being a general partner of such Unrestricted Subsidiary or Joint Venture and not as a guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed $25.0 million; and

  (14)
  the incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (14), including any Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (14) outstanding does not exceed the greater of (a) $100.0 million or (b) 7.5% of the Parent's Consolidated Net Tangible Assets.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Parent will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under the Credit Agreement on the date of the indenture shall be considered incurred under clause (1) of the second paragraph of this covenant.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Parent as accrued. Further, the accounting reclassification of any obligation of the Parent or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

  Liens

        The Parent will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Guarantee of Parent or such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Parent or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Parent or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Parent or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Guarantees;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices;

  (6)
  Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary of the Parent that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

  (12)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (13)
  any instrument governing Indebtedness of an FERC Subsidiary, provided that such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

  (14)
  the issuance of preferred securities by a Restricted Subsidiary of the Parent or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and the terms of such preferred securities do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its such preferred securities prior to paying any dividends or making any other distributions on such other Capital Stock); and

  (15)
  any other agreement governing Indebtedness of the Parent, Issuers or any Subsidiary Guarantor that is permitted to be incurred by the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement as it exists on the date of the indenture.

  Merger, Consolidation or Sale of Assets

        None of the Issuers or the Parent may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer or the Parent is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

  (1)
  either: (a) such Issuer or Parent, as applicable, is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer or Parent, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than such Issuer or the Parent, as applicable) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer or the Parent, as applicable, under the notes, the indenture and the Parent's Guarantee of the notes, if applicable, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  in the case of a transaction involving the Parent, either

    (a)
    the Parent, or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

    (b)
    immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Parent, or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater transactions; and

  (5)
  such Issuer or the Parent has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

        The restrictions described in the foregoing clause (4) will not apply to (a) any consolidation or merger of the Parent with or into one of its Restricted Subsidiaries for any purpose or (b) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets of a Restricted Subsidiary (other than Finance Corp.) to the Parent, the Company or another Restricted Subsidiary that is a Subsidiary Guarantor.

        Notwithstanding the second preceding paragraph, the Parent and the Company are permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

  (1)
  the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Parent or the Company into a form of entity other than a limited partnership formed under Delaware law;

  (2)
  the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (3)
  the entity so formed by or resulting from such reorganization assumes all the obligations of the Parent under its Guarantee of the notes or the Company under the notes, as applicable, the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (4)
  immediately after such reorganization no Default or Event of Default exists; and

  (5)
  such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

        Notwithstanding anything in the indenture to the contrary, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the indenture) is a corporation, Finance Corp. may be merged into the Company or it may be dissolved and cease to be an Issuer.

        Upon compliance with the foregoing requirements with respect to any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of an Issuer Parent in accordance with the foregoing in which such Issuer or Parent is not the surviving entity, the surviving Person formed by such consolidation or into or with which such Issuer or Parent is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or Parent, as applicable, under the indenture with the same effect as if such surviving Person had been named as such Issuer or Parent in the indenture, and thereafter (except in the case of a lease of all or substantially all of such Issuer's properties or assets), such Issuer or Parent, as applicable, will be relieved of all obligations and covenants under the indenture and the notes or its Guarantee.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

  Transactions with Affiliates

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of the Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Parent or the relevant Restricted Subsidiary from a financial point of view; and

  (2)
  the Parent delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, a resolution of the Board of Directors of the Parent set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any transaction or series of related transactions involving aggregate consideration of less than $10.0 million;

  (2)
  any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

  (3)
  transactions between or among any of the Parent and its Restricted Subsidiaries;

  (4)
  transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Parent solely because the Parent owns an Equity Interest in such Person;

  (5)
  transactions effected in accordance with the terms of agreements that are identified or incorporated by reference in the prospectus supplement, in each case as such agreements are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Parent in any material respect than the agreement so amended or replaced;

  (6)
  customary compensation, indemnification and other benefits made available to officers, directors or employees of the Parent or a Restricted Subsidiary or Affiliate of the Parent, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance;

  (7)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Parent;

  (8)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments" or Permitted Investments;

  (9)
  payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the date of the indenture and as it may be amended, provided that any such amendment is not less favorable to the Parent in any material respect than the agreement prior to such amendment;

  (10)
  transactions between the Parent or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Parent or any direct or indirect parent company of the Parent, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Parent or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Parent or any direct or indirect parent company of the Parent, as the case may be, on any transaction with such other Person;

  (11)
  leases entered into by the Parent or any of its Restricted Subsidiaries, as lessor, and an Unrestricted Subsidiary or Joint Venture of the Parent or such Restricted Subsidiary, as lessee, with respect to a pipeline or similar asset operated by such Unrestricted Subsidiary or Joint Venture; provided that the Remaining Present Value of any such leases shall not exceed $30.0 million in the aggregate; and

  (12)
  in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Parent of its Restricted Subsidiaries and third parties, or if neither the Parent or any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm's-length basis.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Parent may designate any Restricted Subsidiary of the Parent to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Parent is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or represent Permitted Investments, as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

        The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

  Additional Subsidiary Guarantees

        If, after the date of the indenture, any Restricted Subsidiary of the Parent that is not already a Guarantor guarantees any Indebtedness of either of the Issuers or any Guarantor under any Credit Facility, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed such have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under "—Guarantees."

  Sale and Leaseback Transactions

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Parent or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

  (1)
  the Parent or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in accordance with the definition of that term and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and the Parent applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Business Activities of Finance Corp.

        Finance Corp. may not incur Indebtedness unless (1) the Company or the Parent is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company or the Parent, used to acquire outstanding debt securities issued by the Company or the Parent or used to repay Indebtedness of the Company or the Parent as permitted under the covenant described about under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock." Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Parent or its Restricted Subsidiaries.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, the Parent will file with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing), and the Parent will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

  (1)
  all quarterly and annual financial and other information with respect to the Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Parent's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports.

        The availability of the foregoing information or reports on the Commission's website will be deemed to satisfy the foregoing delivery requirements.

        If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the second preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

        In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act.

Covenant Termination

        If at any time (a) the rating assigned to the notes by both S&P and Moody's is an Investment Grade Rating, (b) no Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an officers' certificate certifying to the foregoing provisions of this sentence, the Parent and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Asset Sales" and the following provisions of the indenture described above under the caption "—Certain Covenants":

  •
  "—Restricted Payments,"

  •
  "—Incurrence of Indebtedness and Issuance of Preferred Stock,"

  •
  "—Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  •
  "—Transactions with Affiliates," and

  •
  "—Business Activities of Finance Corp."

        However, the Parent and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control," the covenant respecting payments for consent described below in the last paragraph under the caption "—Amendment, Supplement and Waiver" and the following provisions of the indenture described above under the caption "—Covenants":

  •
  "—Liens,"

  •
  "—Merger, Consolidation or Sale of Assets" (other than the financial tests set forth in clause (4) of such covenant),"

  •
  "—Designation of Restricted and Unrestricted Subsidiaries,"

  •
  "—Additional Subsidiary Guarantees,"

  •
  "—Sale and Leaseback Transactions" (other than the financial tests set forth in clauses (l)(a) and (3) of such covenant), and

  •
  "—Reports."

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by the Issuers or the Parent to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Change of Control" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by the Parent for 180 days after notice to comply with the provisions described under "—Certain Covenants—Reports";

  (5)
  failure by the Issuers or the Parent for 30 days after notice to comply with any of their other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its Stated Maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

  (7)
  failure by the Parent or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

  (9)
  certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company, the Parent or any of the Parent's Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Parent.

        In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Finance Corp., the Company, the Parent, any Restricted Subsidiary of the Parent that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Parent, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any Holders of the notes unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such Holder has previously given the trustee written notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

  (3)
  such Holder or Holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

  (4)
  the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

  (5)
  during such 60 day period, Holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

        The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

        The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 10 Business Days of any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner

        None of the General Partner or any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance"), except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Guarantee and any security for the notes (other than the trust) will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date; provided that if such redemption is made as provided in the second paragraph under "—Optional Redemption," (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Make Whole Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Make Whole Premium as determined on such date;

  (2)
  in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

  (a)
  the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound;

  (6)
  the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

  (7)
  the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in currency other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

  (7)
  waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment, supplement and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of an Issuer's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's properties or assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, provided that any change to conform the indenture to this prospectus supplement will be deemed to not adversely affect such legal rights;

  (5)
  to secure the notes or the Guarantees pursuant to the requirements of the covenant described above under the subheading "—Certain Covenants—Liens";

  (6)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

  (7)
  to add any additional Guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided in the indenture;

  (8)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (9)
  to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

        Neither the Parent nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of fixed maturity or redemption; provided that if such redemption is made as provided in the second paragraph under "—Optional Redemption," (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Make Whole Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Make Whole Premium as determined by such date;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound;

  (3)
  the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

  Concerning the Trustee

        U.S. Bank National Association will be the trustee under the indenture.

        If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

        Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Summit Midstream Holdings, LLC, 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

        The notes will initially be issued in registered, global form without interest coupons (the "Global Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive notes in registered certificated form ("Certificated Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "—Exchange of Global Notes for Certificated Notes." Notes will be issued at the closing of this offering only against payment in immediately available funds.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuers that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered

Holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of an Issuer or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

  (1)
  DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Issuers fail to appoint a successor depositary within 90 days;

  (2)
  the Issuers, at their option but subject to DTC's requirements, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

        Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same-Day Settlement and Payment

        The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any properties or assets (including by way of a sale and leaseback transaction); provided, however, that the disposition of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant; and

  (2)
  the issuance of Equity Interests in any of the Parent's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

  (2)
  a transfer of properties or assets between or among any of the Parent and its Restricted Subsidiaries;

  (3)
  an issuance or sale of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to another of its Restricted Subsidiaries;

  (4)
  the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

  (6)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (7)
  the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption "—Certain Covenants—Liens";

  (8)
  dispositions in connection with Permitted Liens;

  (9)
  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

  (10)
  the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

  (11)
  the sale or other disposition of Capital Stock of an Unrestricted Subsidiary of the Parent; and

  (12)
  an Asset Swap.

        "Asset Swap" means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties (other than Capital Stock) used or useful in a Permitted Business between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" as if the Asset Swap were an Asset Sale.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Available Cash" has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

        "Board of Directors" means:

  (1)
  with respect to Finance Corp., its board of directors;

  (2)
  with respect to the Company or the Parent, the Board of Directors of the General Partner or any authorized committee thereof; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in Dallas, Texas or in New York, New York or another place of payment are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (excluding debt securities convertible into or exchangeable for Capital Stock).

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

  (3)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's;

  (4)
  certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of "B" or better;

  (5)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

  (6)
  commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries of the Parent) of the Parent and its Restricted Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company or removal of the General Partner by the limited partners of the Parent;

  (3)
  the consummation of any transaction (including any merger or consolidation), the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the General Partner, measured by voting power rather than number of shares, units or the like;

  (4)
  the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Summit LLC, measured by voting power rather than number of shares, units or the like, at a time when Summit LLC Beneficially Owns a majority of the Voting Stock of the General Partner; or

  (5)
  the consummation of any transaction whereby the Parent ceases to own directly or indirectly 100% of the Capital Stock of the Company.

        Notwithstanding the preceding, a conversion of the Parent or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the "persons" (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Parent immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no "person" Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

        In addition, a Change of Control shall not occur as a result of (i) a merger between the Parent and the General Partner or (ii) any transaction in which the Company remains a Subsidiary of the Parent but one or more intermediate holding companies between the Company and the Parent are added, liquidated, merged or consolidated out of existence.

        "Change of Control Triggering Event" means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the notes within the Ratings Decline Period by at least two of the Rating Agencies, as a result of which the rating of the notes on any day during such Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

        "Commission" or "SEC" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

  (5)
  unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (6)
  all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense and, without duplication, Transaction Costs; plus

  (7)
  the amount of any minority interest expense deducted in calculating Consolidated Net Income; plus

  (8)
  any costs or expenses incurred by such Person or any of its Restricted Subsidiaries pursuant to any management equity plan or option plan or any other management or employee benefit plan or agreement or any subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Person or net cash proceeds of issuance of Equity Interests of the Person (other than Disqualified Stock); minus

  (9)
  non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock or any Person will be excluded;

  (5)
  unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification 815 will be excluded;

  (6)
  any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

  (7)
  any increase or decrease in the amount of deferred revenue recorded on the Parent's balance sheet for such period (as compared with the preceding period) will be included.

        "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

        "Credit Agreement" means that certain Second Amendment and Restatement Agreement, dated as of November 1, 2013, among the Company and the other loan parties party thereto, The Royal Bank of Scotland PLC, as Administrative Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

        "Credit Facilities" means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Parent to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means (i) any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Parent after the date of the indenture or (ii) any contribution to capital of the Parent in respect of Capital Stock (other than Disqualified Stock) of the Company, excluding in the case of clauses (i) and (ii) any sale to or contribution by any Subsidiary of the Parent.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, which is considered incurred under the first paragraph under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and other than intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

        The term "fair market value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Parent in the case of amounts of $50.0 million or more and otherwise by an officer of the General Partner.

        "FERC Subsidiary" means a Restricted Subsidiary of the Parent that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission (or any successor thereof).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or operating improvements and synergies that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of such Person or of its general partner, if applicable (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

  (4)
  interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

  (4)
  all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Parent (other than Disqualified Stock) or to the Parent or a Restricted Subsidiary of the Person,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect on the date of the indenture.

        "General Partner" means Summit Midstream GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Parent or as the business entity with the ultimate authority to manage the business and operations of the Parent.

        "Guarantee" means the guarantees of the notes by the Guarantors.

        The term "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, "guarantee" has a correlative meaning.

        "Guarantors" means each of:

  (1)
  the Subsidiaries of the Parent, other than the Company or Finance Corp., executing the indenture as initial Guarantors;

  (2)
  the Parent; and

  (3)
  any other Restricted Subsidiary of the Parent that provides a Guarantee of the notes in accordance with the provisions of the indenture;

and their respective successors and assigns.

        "Hedging Contracts" means, with respect to any specified Person:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

  (2)
  foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

  (3)
  any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

  (4)
  other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

        "Holder" means a Person in whose name a Note is registered.

        "Hydrocarbons" means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments;

  (3)
  in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

  (4)
  in respect of bankers' acceptances;

  (5)
  representing Capital Lease Obligations;

  (6)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (7)
  representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term "Indebtedness" excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

  (3)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Parent or any Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Parent or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Joint Venture" means any Person that is not a direct or indirect Subsidiary of the Parent in which the Parent or any of its Restricted Subsidiaries makes any Investment.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

        "Make Whole Premium" means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at August 15, 2017 (set forth in the table under "—Optional Redemption," excluding accrued and unpaid interest) plus (ii) any required interest payments due on such note through August 15, 2017 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

  (1)
  the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

  (2)
  taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

  (3)
  amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

  (4)
  any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Parent or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Parent or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary of the Parent) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Parent or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

        For purposes of determining compliance with the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" above, in the event that any Non-Recourse Debt of any of the Parent's Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Parent.

        "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

        "Operating Surplus" has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

        "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the Parent dated as of October 3, 2012 as in effect on the date of the indenture and as such may be further amended, modified or supplemented from time to time.

        "Permitted Business" means either (1) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, or (2) any other business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Code.

        "Permitted Business Investments" means Investments by the Parent or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Parent or in any Joint Venture, provided that:

  (1)
  either (a) at the time of such Investment and immediately thereafter, the Parent could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under "—Certain Covenants—Restricted Payments") not previously expended at the time of making such Investment;

  (2)
  if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Parent or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Parent or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any "claw-back," "make-well" or "keep-well" arrangement) could, at the time such Investment is made, be incurred at that time by the Parent and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

        "Permitted Investments" means:

  (1)
  any Investment in the Parent (including through purchases of Notes) or in a Restricted Subsidiary of the Parent;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Parent; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Parent or a Restricted Subsidiary of the Parent;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent, provided such Investment is not included in the definition of Incremental Funds in clause (1)(b) of the covenant described above under the caption "—Restricted Payments";

  (6)
  any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment in default;

  (7)
  Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

  (8)
  Permitted Business Investments; and

  (9)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, do not exceed the greater of $100.0 million or 7.5% of the Parent's Consolidated Net Tangible Assets.

        "Permitted Liens" means:

  (1)
  any Lien with respect to the Credit Agreement or any other Credit Facilities permitted to be incurred under the indenture;

  (2)
  Liens in favor of the Company or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Parent or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition of the property by the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  any interest or title of a lessor to the property subject to a Capital Lease Obligation that was incurred pursuant to clause (4) of the definition of "Permitted Debt";

  (6)
  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

  (a)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

  (b)
  such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (9)
  Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Parent or any Restricted Subsidiary of the Parent to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

  (10)
  Liens on pipelines or pipeline facilities that arise by operation of law;

  (11)
  Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Parent and its Restricted Subsidiaries that are customary in the Permitted Business;

  (12)
  Liens upon specific items of inventory, receivables or other goods or proceeds of the Parent or any of its Restricted Subsidiaries securing such Person's obligations in respect of bankers' acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (13)
  Liens securing Obligations of the Issuers or any Guarantor under the notes or the Guarantees, as the case may be;

  (14)
  Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under "—Certain Covenants—Liens";

  (15)
  Liens to secure performance of Hedging Contracts of the Parent or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

  (16)
  Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

  (17)
  other Liens incurred by the Parent or any Restricted Subsidiary of the Parent, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (17) does not exceed the greater of $100.0 million or 7.5% of the Parent's Consolidated Net Tangible Assets; and

  (18)
  any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (3) and (4) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

  (1)
  the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

    Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is not incurred by a Restricted Subsidiary of the Parent (other than the Company, Finance Corp. or a Subsidiary Guarantor) if the Parent, the Company or a Subsidiary Guarantor is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        Notwithstanding the preceding, any Indebtedness incurred under the Credit Agreement pursuant to the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Qualifying Owners" means the collective reference to (i) Energy Capital Partners II, LP, Energy Capital Partners II-A, L.P., Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP, Energy Capital Partners II (Summit Co-Invest), LP and each of their Affiliated funds and investment vehicles and any fund manager, general partner, managing member or principal of any of the foregoing; (ii) the officers, directors and management employees of Parent, the Company and the subsidiaries of Parent; and (iii) any Person controlled by any of the Persons described in any of the clauses (i) or (ii).

        "Rating Agencies" means Moody's and S&P or, if Moody's or S&P or both shall not make a rating of the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody's or S&P or both, as the case may be.

        "Ratings Decline Period" means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

        "Remaining Present Value" means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

        "Reporting Default" means a Default described in clause (4) under "—Events of Default and Remedies."

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, the Company and Finance Corp. shall be at all times be Restricted Subsidiaries of the Parent. Unless specified otherwise, references herein to a Restricted Subsidiary refer to a Restricted Subsidiary of the Parent.

        "S&P" refers to Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Senior Debt" means

  (1)
  all Indebtedness of the Parent or any of its Restricted Subsidiaries outstanding under the Credit Agreement and all obligations under Hedging Contracts with respect thereto;

  (2)
  any other Indebtedness of the Parent or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

  (a)
  any intercompany Indebtedness of the Parent or any of its Restricted Subsidiaries to the Parent or any of its Affiliates; or

  (b)
  any Indebtedness that is incurred in violation of the indenture.

        For the avoidance of doubt, "Senior Debt" will not include any trade payables or taxes owed or owing by the Parent or any of its Restricted Subsidiaries.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

        "Summit LLC" means Summit Midstream Partners, LLC, a Delaware limited liability company.

        "Transaction Costs" means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Parent or any Restricted Subsidiary in connection with (i) any acquisitions by the Parent or any Restricted Subsidiary, (ii) any incurrence of Indebtedness or Disqualified Stock by the Parent or any Restricted Subsidiary or any refinancing thereof, or any issuance of other equity securities or (iii) any reorganization or recapitalization of the capital structure of the Parent, the Company or the General Partner or Subsidiaries thereof, in each case permitted under the indenture.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers' certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        "Unrestricted Subsidiary" means any Subsidiary of the Parent (other than Finance Corp. or the Company) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  except to the extent permitted by subclause (2)(b) of the definition of "Permitted Business Investments," has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Parent or any of its Restricted Subsidiaries;

  (2)
  is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

  (3)
  is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries.

        All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

        Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the Parent will be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the United States Internal Revenue Service (the "IRS"), in each case in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

        This discussion is limited to holders who hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all United States federal income tax consequences relevant to a holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

  •
  banks, insurance companies and other financial institutions;

  •
  United States expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  brokers, dealers or traders in securities;

  •
  partnerships, S corporations or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

  •
  United States Holders (as defined below) whose functional currency is not the United States dollar;

  •
  real estate investment trusts or regulated investment companies;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax-exempt organizations or governmental organizations;

  •
  persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

  •
  persons deemed to sell the notes under the constructive sale provisions of the Code.

        If an entity treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER UNITED STATES FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to United States Holders

  Definition of a United States Holder

        For purposes of this discussion, a "United States Holder" is a beneficial owner of a note that, for United States federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

  Interest on the Notes

        Interest on a note generally will be taxable to a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's method of tax accounting for United States federal income tax purposes.

  Sale or Other Taxable Disposition of Notes

        A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will be equal to the amount the United States Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain noncorporate United States Holders, including individuals, will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        A United States Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain United States Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A United States Holder may be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish such holder's taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that such holder previously failed properly to report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that such holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a United States Holder's United States federal income tax liability, provided the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-United States Holders

  Definition of a Non-United States Holder

        For purposes of this discussion, a "non-United States Holder" is a beneficial owner of a note that is neither a United States Holder nor an entity treated as a partnership for United States federal income tax purposes.

  Payments of Interest

        Interest paid on a note to a non-United States Holder that is not effectively connected with the non-United States Holder's conduct of a trade or business within the United States generally will not be subject to United States federal income tax or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty) provided that:

  •
  such holder does not, actually or constructively, own 10% or more of our capital or profits;

  •
  such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership; and

  •
  either (1) the non-United States Holder certifies in a statement provided to the applicable withholding agent, under penalties of perjury, that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the non-United States Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, made under penalties of perjury, that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement; or (3) the non-United States Holder holds its note directly through a "qualified intermediary" (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

        If a non-United States Holder does not satisfy the requirements above, such non-United States Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-United States Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-United States Holder resides or is established.

        If interest paid to a non-United States Holder is effectively connected with the non-United States Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-United States Holder maintains a permanent establishment in the United States to which such interest is attributable), the non-United States Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the non-United States Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-United States Holder of a trade or business within the United States.

        Any such effectively connected interest generally will be subject to United States federal income tax at the regular graduated rates. A non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

        The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-United States Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

  Sale or Other Taxable Disposition of Notes

        A non-United States Holder will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which will be treated as interest and may be subject to the rules discussed above under "—Payments of Interest") unless:

  •
  the gain is effectively connected with the non-United States Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-United States Holder maintains a permanent establishment to which such gain is attributable); or

  •
  the non-United States Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met.

        Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A non-United States Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified in an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses of the non-United States Holder (even though the non-United States Holder is not considered a resident of the United States) provided the non-United States Holder has timely filed United States federal income tax returns with respect to such losses.

        Non-United States Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

  Information Reporting and Backup Withholding

        Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person, and the holder certifies its non-United States status as described above under "—Payments of Interest." However, information returns are required to be filed with the IRS in connection with any interest paid to the non-United States Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-United States Holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States Holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

  Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of interest on a note made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

        Deutsche Bank Securities Inc., RBC Capital Markets, LLC, RBS Securities Inc. and Wells Fargo Securities, LLC, are acting as the joint book-running managers of this offering and Deutsche Bank Securities Inc. is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc.	$106,250,000
RBC Capital Markets, LLC	$31,250,000
RBS Securities Inc.	$31,250,000
Wells Fargo Securities, LLC	$31,250,000
BBVA Securities Inc.	$12,500,000
BMO Capital Markets Corp.	$12,500,000
ING Financial Markets LLC	$12,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$12,500,000
Regions Securities LLC	$12,500,000
SunTrust Robinson Humphrey, Inc.	$12,500,000
Capital One Securities, Inc.	$6,250,000
Credit Agricole Securities (USA) Inc.	$6,250,000
PNC Capital Markets LLC	$6,250,000
SMBC Nikko Securities America, Inc.	$6,250,000

Total	$300,000,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        We and the guarantors have agreed to not offer or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

        The following table shows the underwriting discount to be paid by us to the underwriters in connection with this offering.

Paid by us
Per note	1.440%
Total	$4,320,000

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $0.5 million, and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement, which are not expected to exceed $20,000.

Issue of Additional Notes

        There is no established public market for the original notes or the notes offered hereby. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot ensure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

        We expect that delivery of the additional notes offered hereby will be made to investors on or about July 15, 2014, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as "T+4"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing of the notes or on the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in process.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial services for us, for which they have received or will receive customary fees and expense reimbursements. In particular, certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive a portion of the proceeds of this offering through our repayment of the indebtedness outstanding under the revolving credit facility with such proceeds.

        Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

        The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the Issuer or the Guarantors.

 LEGAL MATTERS

        Certain legal matters relating to the notes will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Summit Midstream Partners, LP and subsidiaries incorporated in this prospectus supplement by reference from the Partnership's Current Report on Form 8-K dated July 3, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Red Rock Gathering Company, LLC and subsidiary as of and for the year ended December 31, 2013, incorporated in this Prospectus Supplement by reference from Amendment No. 1 to the Current Report on Form 8-K/A of Summit Midstream Partners, LP dated April 16, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale from time to time of our common units and debt securities, including the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us and our securities. In addition, we file annual, quarterly and current reports with the SEC. Our SEC filings are available over the internet at the SEC's website at www.sec.gov. You also can read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We also make available free of charge on our internet website at www.summitmidstream.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus and you should not consider information contained on our website as part of this prospectus supplement or the accompanying base prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference in this prospectus supplement and the accompanying base prospectus is an important part hereof and thereof. Information that we later provide to the SEC, and that is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 10, 2014, (except for items 1, 1A, 2, 6, 7, 7a, 8 and 11 and Exhibits 12.1, 21.1 and 23.1 which have been superseded by the Current Report on Form 8-K, as filed with the SEC on July 3, 2014).

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 8, 2014;

  •
  Our Current Reports on Form 8-K as filed with the SEC on March 21, 2014 (and as amended by an 8-K/A filed April 16, 2014) and July 3, 2014; and

  •
  The description of our common units in our Registration Statement on Form 8-A (File No. 001-35666) as filed with the SEC on September 26, 2012 and any subsequent amendment thereto filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Summit Midstream Partners, LP
2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attention: Brock M. Degeyter
Senior Vice President and General Counsel
Telephone: (214) 242-1955

FORWARD-LOOKING STATEMENTS

        Investors are cautioned that certain statements contained in this prospectus are "forward-looking" statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, are also forward-looking statements. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described under the section entitled "Risk Factors" included herein.

        Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this paragraph. These risks and uncertainties include, among others:

  •
  fluctuations in crude oil, natural gas and natural gas liquids prices;

  •
  the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets;

  •
  failure or delays by our customers in achieving expected production in their natural gas and crude oil projects;

  •
  competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems;

  •
  actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of our shipper customers to meet their financial obligations under our gathering agreements;

  •
  our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition;

  •
  the ability to attract and retain key management personnel;

  •
  commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

  •
  changes in the availability and cost of capital, and the results of our financing efforts, including availability of funds in the credit and/or capital markets;

  •
  restrictions placed on us by the agreements governing our debt instruments;

  •
  the availability, terms and cost of downstream transportation and processing services;

  •
  operating hazards, natural disasters, accidents, weather-related delays, casualty losses and other matters beyond our control;

  •
  weather conditions and seasonal trends;

  •
  timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact our ability to complete projects within budget and on schedule;

  •
  the effects of existing and future laws and governmental regulations, including environmental and climate change requirements;

  •
  the effects of litigation;

  •
  changes in general economic conditions; and

  •
  certain factors discussed elsewhere in this prospectus supplement.

        Developments in any of these areas could cause actual results to differ materially from those anticipated or projected or cause a significant reduction in the market price of our common units or publicly traded debt securities.

        The foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that could affect us. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained or incorporated by reference in this prospectus may not in fact occur. Accordingly, undue reliance should not be placed on these statements. We undertake no obligation to publicly update or revise any forward- looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

PROSPECTUS

Summit Midstream Partners, LP
Summit Midstream Holdings, LLC
Summit Midstream Finance Corp.

Common Units Representing Limited Partner Interests
Debt Securities

        Summit Midstream Partners, LP (the "Partnership," "we," "our" or "us") may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in the Partnership (the "Units"). We or Summit Midstream Holdings, LLC, together with Summit Midstream Finance Corp., may offer and sell debt securities described in this prospectus. Summit Midstream Finance Corp. may act as co-issuer of the debt securities, and certain direct or indirect subsidiaries of the Partnership or Summit Midstream Holdings, LLC may guarantee any debt securities offered by this prospectus, if and to the extent identified in the related prospectus supplement. We refer to the Units, the debt securities and any related guarantees collectively as the "securities."

        We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities to or through one or more underwriters on a continuous or delayed basis. This prospectus describes only the general terms of the securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

        Our common units are traded on the New York Stock Exchange ("NYSE") under the symbol "SMLP." We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities that may be offered.

        Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors identified in the documents incorporated by reference herein for a discussion of important risks you should consider before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2014

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell any combination of the securities described in this prospectus.

        This prospectus provides you with a general description of Summit Midstream Partners, LP and the securities that are registered hereunder. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

        Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the information provided under the heading "Risk Factors," any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading "Where You Can Find More Information" in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, current and other reports with the SEC under the Securities Exchange Act of 1934 (File No. 001-35666). You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public through the SEC's website at www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        Our internet address is www.summitmidstream.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

        We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 10, 2014 (except for Items 1, 1A, 2, 6, 7, 7A, 8 and 11 and Exhibits 12.1, 21.1 and 23.1 which have been superseded by the Current Report on Form 8-K, as filed with the SEC on July 3, 2014);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 8, 2014;

  •
  Our Current Reports on Form 8-K as filed with the SEC on March 21, 2014 (as amended by a Current Report on Form 8-K/A filed April 16, 2014 and July 3, 2014); and

  •
  The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35666) as filed with the SEC on September 26, 2012 and any subsequent amendment thereto filed for the purpose of updating such description.

        We are also incorporating by reference all additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Summit Midstream Partners, LP
2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attention: Brock M. Degeyter
Senior Vice President and General Counsel
Telephone: (214) 242-1955

 FORWARD-LOOKING STATEMENTS

        Investors are cautioned that certain statements contained in this prospectus are "forward-looking" statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, are also forward-looking statements. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described under the section entitled "Risk Factors" included herein.

        Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this paragraph. These risks and uncertainties include, among others:

  •
  fluctuations in crude oil, natural gas and natural gas liquids prices;

  •
  the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets;

  •
  failure or delays by our customers in achieving expected production in their natural gas and crude oil projects;

  •
  competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems;

  •
  actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of our shipper customers to meet their financial obligations under our gathering agreements;

  •
  our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition;

  •
  the ability to attract and retain key management personnel;

  •
  commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

  •
  changes in the availability and cost of capital, and the results of our financing efforts, including availability of funds in the credit and/or capital markets;

  •
  restrictions placed on us by the agreements governing our debt instruments;

  •
  the availability, terms and cost of downstream transportation and processing services;

  •
  operating hazards, natural disasters, accidents, weather-related delays, casualty losses and other matters beyond our control;

  •
  weather conditions and seasonal trends;

  •
  timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact our ability to complete projects within budget and on schedule;

  •
  the effects of existing and future laws and governmental regulations, including environmental and climate change requirements;

  •
  the effects of litigation;

  •
  changes in general economic conditions; and

  •
  certain factors discussed elsewhere in this prospectus.

        Developments in any of these areas could cause actual results to differ materially from those anticipated or projected, or cause a significant reduction in the market price of our common units or publicly traded debt securities.

        The foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that could affect us. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained or incorporated by reference in this prospectus may not in fact occur. Accordingly, undue reliance should not be placed on these statements. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

v

WHO WE ARE

        Unless the context otherwise requires, references in this prospectus to the "Partnership," "we," "our," "us" or like terms, refer to Summit Midstream Partners, LP and its subsidiaries. "Summit Holdings" refers to Summit Midstream Holdings, LLC, a wholly owned subsidiary of the Partnership that may issue any debt securities offered by this prospectus. "Finance Corp." refers to Summit Midstream Finance Corp., a wholly owned subsidiary of Summit Holdings that may act as co-issuer of any debt securities offered by this prospectus. Our "general partner" refers to Summit Midstream GP, LLC.

General

        We are a growth-oriented publicly traded Delaware limited partnership formed in 2012. Our common units are listed on the New York Stock Exchange under the trading symbol "SMLP." We are focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. We currently provide primarily fee-based natural gas gathering, treating and processing services in four unconventional resource basins:

  •
  the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia;

  •
  the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

  •
  the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and

  •
  the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado and eastern Utah.

        Summit Holdings was formed under the laws of the State of Delaware on March 30, 2011, is wholly owned by the Partnership and indirectly owns all of the Partnership's operating assets.

        Finance Corp. was incorporated under the laws of the State of Delaware on May 29, 2013, is wholly owned by Summit Holdings, and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto.

        Our executive offices are located at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 and our telephone number at this address is (214) 242-1955.

 RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the risk factors included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as amended and updated from time to time, which are incorporated by reference into this prospectus and the applicable prospectus supplement, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to materialize, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read "Forward-Looking Statements."

 USE OF PROCEEDS

        The actual application of proceeds to us from the sale of any particular offering of securities using this prospectus will be determined at the time of the offering and will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as income before taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expensed and capitalized, amortization of deferred loan costs and an estimate of interest within rent expense.

								Initial Predecessor to Summit Midstream Partners, LP
		Year Ended December 31,
	Three Months Ended March 31, 2014					Period From September 3, 2009 to December 31, 2009		Period From January 1, 2009 to September 3, 2009
		2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	1.60x	3.03x	3.59x	6.36x	119.51x	(732.22x)	(1)	(2.36x)	(2)

(1)
The ratio of earnings to fixed charges was less than 1:1 for the period from September 3, 2009 to December 31, 2009. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $6.6 million of earnings for the period from September 3, 2009 to December 31, 2009.

(2)
The ratio of earnings to fixed charges was less than 1:1 for the period from January 1, 2009 to September 3, 2009. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $0.8 million of earnings for the period from January 1, 2009 to September 3, 2009.

DESCRIPTION OF OUR COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Provisions of Our Partnership Agreement Relating to Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

        Our outstanding common units are listed on the NYSE under the symbol "SMLP," and any additional common units we issue will also be listed on the NYSE. As of June 30, 2014, there were 34,423,369 common units outstanding. On July 7, 2014, the last reported sales price of our common units on the NYSE was $51.75 per common unit.

Transfer Agent and Registrar

        Duties.    American Stock Transfer and Trust Company ("AST") serves as the transfer agent, cash distribution paying agent and registrar for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

  •
  special charges for services requested by a common unitholder; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify AST, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent, cash distribution paying agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        As used in this section only, (i) the term "Company" refers only to Summit Midstream Holdings, LLC and not to any of its subsidiaries, (ii) the term "Finance Corp." refers to Summit Midstream Finance Corp., (iii) the term "Parent" refers to Summit Midstream Partners, LP and not to any of its subsidiaries, and (iv) the terms "we," "our," "us" or "Issuers" refer to the Company and Finance Corp., unless expressly stated or the context otherwise requires.

        We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

        The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of the board of directors of our general partner and set forth or determined in the manner provided in a resolution of the board of directors of our general partner, in an officer's certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

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  the title and ranking of the debt securities (including the terms of any subordination provisions);

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  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which the principal of the securities of the series is payable;

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  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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  the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000, and any integral multiple thereof;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

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  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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  if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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  the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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  any provisions relating to any security provided for the debt securities;

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  any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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  the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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  any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

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  whether any of our Parent's or any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the "Depositary"), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

        The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a "successor person") unless:

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  we are the surviving entity or the successor person (if other than the Company) is an entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

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  immediately after giving effect to the transaction, no Default (as defined in the indenture) or Event of Default, shall have occurred and be continuing.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us or our Parent, and we may consolidate with, merge into or transfer all or part of our properties to our Parent. (Section 5.1)

Events of Default

        "Event of Default" means with respect to any series of debt securities, any of the following:

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  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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  default in the payment of principal of any debt security of that series at its maturity;

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  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after (i) we receive written notice from the trustee or (ii) the Issuers and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

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  certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the Issuers; and

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  any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1).

        No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

        We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

        If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

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  that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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  the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

        Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

        We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

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  to cure any ambiguity, defect or inconsistency;

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  to comply with covenants in the indenture described above under the heading "Consolidation, Merger and Sale of Assets";

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  to add guarantees with respect to debt securities of any series or secure debt securities of any series;

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  to surrender any of our rights or powers under the indenture;

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  to add covenants or events of default for the benefit of the holders of debt securities of any series;

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  to comply with the applicable procedures of the applicable depositary;

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  to make any change that does not adversely affect the rights of any holder of debt securities;

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  to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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  to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

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  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939. (Section 9.1)

        We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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  reduce the principal amount of discount securities payable upon acceleration of maturity;

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  waive a default in the payment of the principal, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

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  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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  waive a redemption payment with respect to any debt security. (Section 9.3)

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

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  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

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  any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series ("covenant defeasance").

        The conditions include:

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  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Unitholders

        None of our past, present or future directors, officers, employees or unitholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the debt securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 10.10)

 PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

        General.    Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

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  less the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

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  provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

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  comply with applicable law, any of our debt instruments or other agreements; or

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  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

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  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        Intent to Distribute the Minimum Quarterly Distribution.    We intend to make a minimum quarterly distribution to the holders of our common and subordinated units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and payment of costs and expenses, including reimbursements of expenses to our general partner. Our most recent quarterly distribution was $0.50 per unit, or $2.00 annualized. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

        General Partner Interest and Incentive Distribution Rights.    Our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's 2.0% interest in our distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.46 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any common or subordinated units that it owns.

Operating Surplus and Capital Surplus

        General.    All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

        Operating Surplus.    We define operating surplus as:

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  $50.0 million (as described below); plus

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  all of our cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

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  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

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  cash distributions (including incremental distributions on incentive distribution rights) paid on equity issued, other than equity issued in our initial public offering, to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

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  cash distributions (including incremental distributions on incentive distribution rights) paid on equity issued, other than equity issued in our initial public offering, to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

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  all of our operating expenditures (as defined below) after the closing of our initial public offering; less

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  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

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  all working capital borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional working capital borrowings.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $50.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus is to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of ordinary course asset retirements or replacements and (iv) capital contributions received.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, compensation of employees, officers and directors of our general partner, reimbursements of expenses to our general partner and its affiliates, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), and repayment of working capital borrowings; provided, however, that operating expenditures do not include:

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  repayment of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

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  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

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  expansion capital expenditures;

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  payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

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  distributions to our partners; or

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  repurchases of our units, other than repurchases to satisfy obligations under employee benefit plans or reimbursement of expenses of our general partner for purchases of units to satisfy obligations under employee benefit plans.

        Capital Surplus.    Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

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  borrowings other than working capital borrowings;

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  sales of our equity and debt securities; and

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  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

        Characterization of Cash Distributions.    Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our operating income or operating capacity over the long term. We expect that a primary component of maintenance capital expenditures will include expenditures to connect additional wells to our gathering systems to offset natural declines in production over time and for routine equipment and pipeline maintenance or replacement due to obsolescence.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and issued to finance the construction of such capital improvement and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income.

        Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated between maintenance capital expenditures and expansion capital expenditures by our general partner.

Subordination Period

        General.    Our partnership agreement provides that, during the subordination period (which we define below), the common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.40 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus is made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages are paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Subordination Period.    Except as described below, the subordination period will extend until the first business day of any quarter, beginning after December 31, 2015, that each of the following tests are met:

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  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and the related distribution on the general partner interest equaled or exceeded $1.60 (the annualized minimum quarterly distribution) for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded (i) the sum of $1.60 (the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during those periods on a fully diluted weighted-average basis and (ii) the corresponding distribution on our 2.0% general partner interest; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early Termination of Subordination Period.    Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day of any quarter beginning after December 31, 2013, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and the related distribution on the general partner interest equaled or exceeded $2.40 (150.0% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $2.40 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted weighted average basis and (ii) the distributions made on our 2.0% general partner interest and the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Expiration of the Subordination Period.    When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

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  the subordination period will end and each subordinated unit will immediately and automatically convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        Definition of Adjusted Operating Surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the third bullet point above; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

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  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

        Our general partner is currently entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest at any time without the approval of any person.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

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  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.46 per unit for that quarter (the "first target distribution");

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  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.50 per unit for that quarter (the "second target distribution");

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  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.60 per unit for that quarter (the "third target distribution"); and

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  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit Target Amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit Target Amount	Unitholders	General partner
Minimum Quarterly Distribution	$0.40	98.0%	2.0%
First Target Distribution	$0.40 up to $0.46	98.0%	2.0%
Second Target Distribution	above $0.46 up to $0.50	85.0%	15.0%
Third Target Distribution	above $0.50 up to $0.60	75.0%	25.0%
Thereafter	above $0.60	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

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  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

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  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Distributions From Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price of our initial public offering;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, as if they were distributions from operating surplus.

        The preceding discussion is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

        Effect of a Distribution from Capital Surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% being paid to the unitholders, pro rata, and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume that our general partner has not transferred the incentive distribution rights. Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of general partner units comprising the general partner interest; and

  •
  the per unit arrearage in payment of the minimum quarterly distribution on the common units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be split into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

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  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

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  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

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  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.    If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 98.0% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to Capital Accounts.    Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of our Partnership Agreement Relating to Cash Distributions";

  •
  with regard to the transfer of common units, please read "Description of Our Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were organized in Delaware in May 2012 and have a perpetual existence.

Purpose

        Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing and transporting natural gas, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Partnership Interests."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

        By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment that requires a unit majority.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interests of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights

Our general partner may transfer any or all of the incentive distribution rights to an affiliate or a third party without the consent of our unitholders. Please read "—Transfer of Incentive Distribution Rights."

Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in four states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our primary operating subsidiary, Summit Holdings, which we refer to as our "operating company," may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership interests (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interests of our partnership or our unitholders, other than the implied contractual covenants of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of September 27, 2013, our general partner and its affiliates beneficially owned approximately 73.1% of the outstanding common and subordinated units.

        No Unitholder Approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  a change in our fiscal year or taxable year and related changes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests or rights to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

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  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

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  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of Counsel and Limited Partner Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our unitholders, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries' assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries' assets without that approval. Our general partner may also sell all or substantially all of our and our subsidiaries' assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20.0% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor;

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  the entry of a decree of judicial dissolution of our partnership; or

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  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

        Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability of any limited partner; and

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  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and a majority of the outstanding subordinated units, voting as a single class. The ownership of more than

33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end, and all subordinated units will immediately and automatically convert into common units on a one-for-one basis;

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  all cumulative arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner may transfer any or all of its incentive distribution rights to an affiliate or a third party without unitholder approval.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the average of the daily closing prices of the partnership interests of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Redemption of Ineligible Holders

        In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that may be subject to rate regulation by the Federal Energy Regulatory Commission or an analogous regulatory body in the future, each transferee of common units, upon becoming the record holder of such common units, will automatically certify, and the general partner at any time can request such unitholder to re-certify:

  •
  that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

  •
  that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity's owners are subject to United States federal income taxation on the income generated by us.

        Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

        The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a unitholder fails to furnish the certification or other requested information with 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

        The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Indemnification

        Under our partnership agreement we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

  •
  any person who is or was serving at the request of the general partner or any departing general partner or any of their affiliates as an officer, director, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

        We will furnish or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on the Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") or make the report available on a publicly available website that we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

  •
  copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

  •
  certain information regarding the status of our business and financial condition.

        Our general partner may, and intends to, keep confidential from the limited partners any information that our general partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which our general partner in good faith believes is not in our best interests or could damage us or our business or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Summit Midstream GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Operating Agreement of Summit Midstream Holdings, LLC

        We conduct all of our operations through Summit Holdings and its operating subsidiaries. Under the amended and restated limited liability company agreement of Summit Holdings, the management of Summit Holdings is vested in us. As the sole member, we have the authority to cause Summit Holdings to make distributions to us, among other things, as required.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Summit Midstream Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code.

        In addition, the discussion only comments to a limited extent on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

        No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  We will be classified as a partnership for federal income tax purposes; and

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  Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  Neither we nor the operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

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  For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of Summit Midstream Partners, LP will be treated as partners of Summit Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Summit Midstream Partners, LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Summit Midstream Partners, LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Summit Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to effect a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax Rates

        Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income and (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The Department of the Treasury and the IRS have issued guidance in the form of proposed and final Treasury Regulations regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method.

        Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units." We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

        in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50 percent threshold has been met, multiple sales of the same unit will be counted only once. While we would continue our existence as a Delaware limited partnership, our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year. Our termination could also result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a technical termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

        These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a U.S. person;

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  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in

Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Colorado, North Dakota, Texas and West Virginia. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in a prospectus supplement relating to the offering of debt securities.

INVESTMENT IN SUMMIT MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, collectively, "Employee Benefit Plans." Among other things, consideration should be given to:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

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  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving "plan assets" with parties that, with respect to the Employee Benefit Plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to be an undivided interest in our assets, with the result that the general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving "plan assets" with parties that, with respect to the Employee Benefit Plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

          (a)   the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are "freely transferable" (as defined in the regulations) and are registered under certain provisions of the federal securities laws;

          (b)   the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

          (c)   there is no significant investment by "benefit plan investors," which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

 VALIDITY OF THE SECURITIES

        In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in the applicable prospectus supplements, the validity of the issuance of the securities and certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Summit Midstream Partners, LP and subsidiaries incorporated in this prospectus by reference from the Partnership's Current Report on Form 8-K dated July 3, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Red Rock Gathering Company, LLC and subsidiary as of and for the year ended December 31, 2013, incorporated by reference in this prospectus by reference from Amendment No. 1 to the Current Report on Form 8-K/A of Summit Midstream Partners, LP dated April 16, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Summit Midstream Holdings, LLC
Summit Midstream Finance Corp.

5 1/2% Senior Notes due 2022

Prospectus Supplement
July 9, 2014

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